Exhibit 10.17

Oern R. Stuge [Address Intentionally Omitted]
APPOINTMENT LETTER
Dear Oern,
This is with respect to our various discussions related to the management of PulmonX International Sárl (the “Company”). Herewith, we would like to confirm your appointment as Executive Chairman of the Company as follows:
Position
Effective October 1, 2013 you are appointed under mandate as Executive Chairman of PulmonX International Sárl (“gérant président”).
As such, you represent PulmonX International Sárl, Rue de la Treille 4, 2000 Neuchâtel, Switzerland, and its subsidiaries and report directly to Mr. Rodney Perkins, of PulmonX.
Compensation
Your annual compensation for this mandate shall be CHF 12,000.00 payable on a monthly basis. This amount is subject to social security deductions as applicable. Provided that if your are terminated by the Company during the first year of the appointment, the Company will pay you an amount equal to CHF 12,000 minus any monies already paid to you under this Appointment Letter for such first year.
In addition, the Company will recommend that the Board of Directors of Pulmonx, grant you an option to purchase 262,541 shares of common stock of Pulmonx (representing approximately 0.25% of the fully diluted capitalization of Pulmonx) with an exercise price per share equal to the fair market value on the date of grant. The option will be a non-statutory option and will be subject to early exercise. The shares under the option will vest 1/36 per month on each monthly anniversary of the Effective Date, for a total vesting period of three years. In the event of the Change of Control of Pulmonx (as that term is defined in the Pulmonx 2010 Stock Plan), all of the shares subject to the option shall fully vest.
Confidentiality
According to this mandate as Executive Chairman, you have a duty of care and loyalty and must not exploit or reveal confidential information obtained while in the Company’s service, such as manufacturing or trade secrets; you remain bound by such duty of confidentiality even after the end of your mandate to the extend required to safeguard the Company’s legitimate interests.
With this respect, you confirm being aware that due to your position, your duty of confidentiality is particularly extended.
Applicable law
This agreement is governed by the substantive laws of Switzerland.

Neuchâtel, December 18, 2013

Pulmonx International Sarl

/s/ Martin Schneider

Oern Stuge

/s/ Oern Stuge